Exhibit 21

SUBSIDIARIES OF PHOTRONICS, INC.

State or Jurisdiction of Incorporation or Organization
Align-Rite International, Ltd.	(United Kingdom)
Photronics (Wales) Limited	(United Kingdom)
Photronics Idaho, Inc.	(Idaho, USA)
Photronics Texas Allen, Inc.	(Texas, USA)
Photronics MZD, GmbH	(Germany)
Photronics Advanced Mask Corporation	(Taiwan, R.O.C.)
Photronics DNP Mask Corporation (1)	(Taiwan, R.O.C.)
PDMC Shanghai, Ltd.	(Shanghai, P.R.C.)
Photronics Singapore Pte, Ltd.	(Singapore)
Xiamen American Japan Photronics Mask Co., Ltd. (1)	(Xiamen, P.R.C.)
Photronics UK, Ltd.	(United Kingdom)
Photronics Mask Corporation Hefei (2)	(Hefei, P.R.C.)
Photronics Cheonan Co., Ltd.	(Republic of Korea)
Photronics Mask Corporation Hefei (2)	(Hefei, P.R.C.)
Taichung Photronics Photomask Co., Ltd.	(Taiwan, R.O.C.)

Note: Entities directly owned by subsidiaries of Photronics, Inc. are indented and listed below their immediate parent. Ownership is 100% unless otherwise indicated.

(1)	50.01% owned by Photronics, Inc. and 49.99% owned by Dai Nippon Printing Co., Ltd.
(2)	64.00% owned by Photronics UK, Ltd. and 36.00% owned by Photronics Cheonan Co., Ltd.

As of August 2022